Exhibit 15.1

200 Spectrum Center Drive, Suite 1300 Irvine, CA 92618 (714) 234-5980 www.bcrgcpas.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-203384, 333-226490 and 333-259666) and in Registration Statement on Form F-1 (No. 333-293109), of our report dated April 27, 2026, relating to the consolidated financial statements of Check-Cap Ltd. (the “Company”) appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2025. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company's ability to continue as a going concern.

Yours truly,

/s/ BCRG Group

BCRG Group

Irvine, CA

April 27, 2026